Exhibit 99.1

SEALY, INC.

One Office Parkway at Sealy Drive • Trinity, North Carolina 27370 • USA

Telephone: 336-861-3500 • Fax: 336-861-3501

March 23, 2012

Mr. Usman Nabi

Mr. Arik Ruchim

H Partners

888 Seventh Avenue, 29th floor

New York, NY 10019

Re: Your Letter Dated March 11, 2012

Dear Messrs. Nabi and Ruchim,

On behalf of the Sealy Nominating and Governance Committee, I am writing to correct some of the facts that you misinterpret in your letter dated March 11, 2012 and to address the demands contained therein.  Furthermore, we would like to express our disappointment at your unwillingness to work cooperatively with members of Sealy’s management team and our Board of Directors when they have taken extensive steps to be responsive to you.

Sealy’s Board Is Composed of a Majority of Independent Directors and Is Committed to All Shareholders

The Sealy Board of Directors is committed to fulfilling its responsibilities to all shareholders.  The Board is composed of strong, highly qualified and committed members, the majority of whom (5 out of 9) are independent, as defined by NYSE guidelines.  In addition, our Audit and Compensation Committees, as well as the Nominating and Governance Committee that reviewed your letter, are comprised exclusively of independent Board members.

In your letter, you claim that our five independent directors — James Johnston, Richard Roedel, Gary Morin, John Replogle and Deborah Ellinger — are not independent, or their independence is questioned.  This is clearly incorrect.  Mr. Johnston has been a member of the Sealy Board since 1993, more than 10 years before KKR invested in the Company.  He was employed by a KKR-controlled company from 1989 to 1995, but has been unaffiliated with KKR since that time.  Mr. Johnston’s background in consumer products and nearly 20 years of experience as a Sealy director allow him to provide a differentiated and valuable perspective to the Board.

Our four other independent directors were each chosen using the help of an outside search firm, who identified and carefully vetted candidates in two separate processes in 2006 and 2010.  Messrs. Roedel and Morin were added to the Sealy Board in 2006 when the Company went public specifically because additional independent directors were required under NYSE guidelines.  All four directors were, of course, approved by the entire Board and then also, in subsequent years, elected by the shareholders.  Importantly, none of these candidates have ever had any financial ties or previous business dealings with Sealy or KKR.

Finally, as it relates to the configuration of our Board and its members, our Board has not changed since you invested in Sealy in the spring of 2011, and its composition is sound.

We Are Focused On Delivering Long-Term Shareholder Value

The Board of Sealy is committed to helping the Company generate long-term value for all shareholders.  Since acquiring a majority stake in Sealy in 2004, KKR has been a responsible partner to Sealy.  We find it ironic that you and your team at H Partners — who have owned the stock for less than a year — are accusing KKR of short-term focus despite the fact that KKR has been the single largest shareholder of Sealy for 8 years.

With KKR’s support and an additional investment of $90 million in 2009, the Company was able to weather one of the worst economic downturns in the last 100 years, while major competitors such as Simmons, Spring Air and IBC filed for bankruptcy protection.

The Board has also taken great care to ensure that the Company is not operationally constrained by its balance sheet.  Since 2004, the Company has invested more than $200 million in capital expenditures and $1.2 billion in advertising (not $99 million, as you claim in your letter) through its customers and on its own.

KKR Capstone Provides Valuable Consulting Services

We found your assertions regarding KKR Capstone (“Capstone”) to be particularly inaccurate.  The Board has been measured and thoughtful in its actions with respect to Capstone.

At the Company’s request, Capstone has had a team of consultants working alongside our management team since late 2007. This team has supported the Company on a range of critical growth and cost improvement initiatives, knows our business thoroughly and continues to provide tremendous economic value: the same key advisors work on different projects within the Company and have the ability to leverage all of their pre-existing knowledge as well as Dean Nelson’s insight into the Company as a long-serving director.

However, cognizant of the potential for conflict, we have taken an appropriate approach to carefully reviewing and evaluating our relationship with Capstone.  Sealy’s Audit Committee undertakes regular and rigorous assessments of Capstone’s services and fees.  At the beginning of our relationship with Capstone, the Audit Committee requested that the head of internal audit undertake an analysis of Capstone’s fees as compared to the fees of several other leading management consulting firms and to prepare an analysis of Capstone’s services.  This analysis found that Capstone’s fees were lower than those charged by firms that provide comparable services.  This process was repeated in January/February 2011, with the same conclusion.

In addition, your letter includes a number of inaccuracies as it relates to fees.  For example, it confuses fees for services provided with reimbursement of expenses, such as the $900,000 we paid to outside executive search firms in 2008 and 2009, where KKR paid the initial invoices and Sealy merely reimbursed KKR for those fees.

Furthermore, the Audit Committee also reviews Capstone’s work on a regular basis and has done so since the beginning of Capstone’s retention, as it does with any proposed related party transaction.  These details are all set forth in the Board and Committee minutes.  As indicated in the Audit Committee’s Charter, the Committee, which is composed solely of independent directors and chaired by Mr. Roedel, has a thorough and open approach to conflict assessment.  Therefore, we do not agree that we need a separate “Conflicts Committee” as referenced in your letter.  Finally, I would like to clarify that Dean Nelson defers all his fees as a Sealy director into Sealy Common share units, which will not be paid out until he retires from the Sealy Board.  This further aligns the interests of Mr. Nelson with all Sealy shareholders.  He is deeply committed to Sealy and we do not see any basis for your demand that he resign from the Board.

Conclusion

We recognize you are disappointed with Sealy’s recent performance in 2011 and we have made it clear that we did not deliver financial results in line with the goals and objectives we strove to achieve.  We are focused on delivering on the strategic and operating priorities for 2012 that we outlined in our Q4 earnings, specifically:

•                  Improve sales execution

•                  Develop and introduce innovative products in 2012

•                  Improve competitiveness in premium specialty bedding

•                  Leverage the progress made in advertising in 2011

•                  Grow earnings from international sources

•                  Utilize cash flows to reduce debt

In terms of our current CEO search, our Search Committee is working diligently with a world-class executive search firm to identify a replacement for Larry Rogers.  Be assured that we will pursue any qualified candidate, no matter who the source.

We continue to be open to constructive suggestions from shareholders that are in the long-term interest of the Company; however, we do not believe that your combative and public discourse is constructive as we seek the ideal candidate to lead our business and work to improve the Company’s performance for the benefit of all our shareholders.

Sincerely,

Gary E. Morin
Chairman of the Nominating and Governance Committee